UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 9, 2006

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 2.02 Results of Operations and Financial Condition

On May 4, 2006, KEMET Corporation issued a News Release announcing consolidated financial results for the quarter and fiscal year ending March 31, 2006.

A copy of this News Release is furnished as Exhibit 99.1 to this Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)          Not applicable.

(b)         Not applicable.

(c)          Effective May 3, 2006, the Board of Directors of KEMET Corporation (the “Company”) approved certain additions and modifications to the compensation plan of its Chief Executive Officer, Per-Olof Loof. These additions and modifications are as follows:

a.               The annual base salary for the fiscal year ending March 31, 2007 (“FY2007”) is established at $552,000.

b.              An annual bonus plan based upon the achievement of certain target financial metrics for FY 2007 has been established. Mr. Loof has the potential to receive a bonus of up to 100% of his annual base salary (the “Target Bonus”), which is subject to a multiplier equal to 2.0 times the Target Bonus, in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum bonus payable for FY2007 is, therefore, 2.0 times Mr. Loof’s annual base salary.)

c.               A grant of up to 50,000 shares of restricted stock for the achievement of certain non-quantitative achievements during FY2007.

d.              Restructuring of the previously issued stock option grant in April 2005 to remove the vesting that would otherwise occur upon a change in control (as defined) of the Company. The existing performance based measurement criteria that would trigger vesting of the options remains unchanged.

Effective May 3, 2006, the Board of Directors of the Company approved certain additions and modifications to the compensations plans for its other executive officers. These additions and modifications are as follows:

a.               The annual base salary for FY2007 is established as follows:

i.                  David E. Gable, Senior Vice President and Chief Financial Officer:  $270,300

ii.               Dennis R. Constantine, Senior Vice President and Chief of Staff:  $324,000

iii.            J. Kelly Vogt, Senior Vice President, Marketing and Sales:  $260,800

iv.           Larry C. McAdams, Vice President, Human Resources:  $216,300

b.              An annual bonus plan based upon the achievement of certain target financial metrics for FY2007 has been established. Each executive officer has the potential to receive a bonus of between 40% and 60% of his annual base salary (the “Executive Officer Target Bonus”), which is subject to a multiplier equal to 2.0 times the Executive Officer Target Bonus, in each case if the target financial metrics are met or exceeded by defined parameters. (The maximum bonus payable for FY2007 will vary by position, and will range from 0.8 times annual base salary to 1.2 times annual base salary.)

Effective May 3, 2006, the Board of Directors of the Company approved proposed stock ownership guidelines for non-management members of the Board of Directors, the Company’s Chief Executive Officer, Chief Financial Officer and its executive officers. These guidelines stipulate that each individual will acquire a certain number of shares of stock of the Company during the five year period beginning May 3, 2006. The number of shares to be acquired will be a multiple of the annual retainer in effect  as of July 1, 2006 (in the case of non-management members of the Board of Directors) or annual base salary in effect as of May 3, 2006 (in the case of the Chief Executive Officer, Chief Financial Officer and the executive officers). The multiple for non-management members of the Board of Directors will be 3.0. The multiple for the Chief Executive Officer will be 5.0, the multiple for the Chief Financial Officer will be 3.0 and the multiple for other executive officers will range from 1.0 to 3.0.

On May 3, 2006, with effect on July 1, 2006, the compensation structure of the Board of Directors will be as follows. The Chairperson of the Board of Directors is paid an annual director’s fee of $60,000, and each director (other than the Chairperson and any director that is employed by the Company) is paid an annual director’s fee of $35,000. No director who is a full-time employee of the Company is paid an annual director’s fee. In addition, each director (other than any director that is employed by the Company) will receive as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board and at each meeting of a committee of the Board. Furthermore, the chairperson of the Audit Committee of the Board of Directors and each member of that Committee will receive an annual retainer of $7,500 and $5,000, respectively. The chairperson of the Nominating and Corporate Governance Committee of the Board of Directors and each member of that Committee will receive an annual retainer of $5,000 and $3,000, respectively. The chairperson of the Compensation Committee of the Board of Directors and each member of that Committee will receive an annual retainer of $5,000 and $3,000, respectively. Each director (other than any director that is employed by the Company) will receive an annual grant of 2,500 shares of restricted stock of the Company. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

(d)         Effective May 3, 2006, the Board of Directors elected Gurminder S. Bedi to become a member of the Company’s Board of Directors. Mr. Bedi has been appointed to be a member of the Audit Committee and the Compensation Committee of the Board of Directors, and has been placed in the Class of 2006. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served as Vehicle Line Director at Ford Motor Company from October 1996 through October 1998 and in a variety of other managerial positions at Ford for more than thirty years. He currently serves on the Board of Directors of Compuware Corporation (a public company listed on The Nasdaq Stock Market, Inc.).

Item 9.01 Financial Statements and Exhibits

(a)           Not applicable

(b)          Not applicable

(d)          Exhibits

99.1         New Release, dated May 4, 2006 issued by the Company

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2006	KEMET Corporation

/S/ D. E. Gable
David E. Gable
Senior Vice President and
Chief Financial Officer